Exhibit 99.1

191 Mason Street Greenwich, CT 06830 t: 203.629.9595 Associated-Capital-Group.com

For Immediate Release

Associated Capital Group Acquires London Headquarters Building

Rye, New York – March 3, 2020 – Associated Capital Group (NYSE: AC) announced today that its UK subsidiary, Associated Property International Limited, has completed the purchase of a townhouse in St. James, London. The building will serve as the European headquarters for the firm, together with its UK affiliated company, Gabelli Asset Management UK, Limited. The townhouse is a Grade II Listed Building forming a portion of a terrace constructed in c. 1685 during the reign of Charles II.

Gabelli Asset Management has had a physical presence in London since 2000, occupying properties in each of Knightsbridge, Mayfair, and latterly St. James. The decision to purchase a permanent office location underscores the firm’s long term commitment to the UK and European financial markets. Coming only one month after the finalization of Brexit, the transaction is an indication of our confidence in the continued central role London will play in the global financial services industry.  In May 2011, the firm established an office in Tokyo to underscore our commitment of global research, marketing and client service in Japan.

Associated Capital and Gabelli Asset Management UK look forward to welcoming our investors and partners to the new offices with the confidence that we will be able to best serve your financial goals now and in the future. Doug Jamieson, President of Associated Capital, said, “We are pleased to have a permanent home in London that will benefit our staff and clients, alike. The acquisition of a Listed London property offers a clear indication of our intentions to grow our UK and European businesses from an already-strong base.”

About Associated Capital Group, Inc.
Associated Capital Group, Inc. (NYSE: AC), based in Greenwich Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). The proprietary capital is earmarked for our direct investment business that invests in new and existing businesses. The direct investment business is developing along three core pillars: Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; the SPAC business (Gabelli special purpose acquisition vehicles), launched in April 2018; and Gabelli Principal Strategies Group, LLC (“GPS”) created to pursue strategic operating initiatives.

Contact:
Douglas R. Jamieson
President & CEO
(203) 629-2726